UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 19, 2010
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On July 22, 2010, Citizens Republic Bancorp, Inc. issued a press release announcing its financial results for the three (3) and six (6) months ended June 30, 2010 and certain other information. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information furnished in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.
On July 19, 2010, Citizens received a notice from The Nasdaq Stock Market stating that the minimum bid price of Citizens’ common stock was below $1.00 per share for 30 consecutive business days and that Citizens was therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1). The notification letter does not affect the listing of Citizens’ common stock on The Nasdaq Capital Market at this time and it will continue to trade under the symbol CRBC.
The notification letter states that Citizens will be afforded 180 calendar days, or until January 18, 2011, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Citizens’ common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If Citizens does not regain compliance by January 18, 2011, Nasdaq will provide a written notification that Citizens’ common stock will be delisted. However, Citizens shall be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.
Citizens intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.
Item 8.01. Other Events.
As previously reported, Citizens and its wholly owned subsidiary, Citizens Bank (the “Bank”), have been expecting to enter into a written supervisory agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (“FRBC”) and the Michigan Office of Financial and Insurance Regulation (“OFIR”) as a follow up to recently concluded examinations of the Bank. A draft of the written agreement was presented by the FRBC and OFIR to the boards of Citizens and the Bank at their meetings on July 22, 2010, approved by the boards of Citizens and the Bank and executed by Citizens and the Bank. Citizens expects the FRBC and OFIR to execute the Written Agreement by early August 2010.
The Written Agreement will require the boards of Citizens and the Bank (or a committee thereof) to undertake various assessments and submit a number of plans acceptable to the FRBC and OFIR, in each case within 60 or 90 days as specified, in connection with:

•	management staffing needs,

•	credit risk management practices,

•	credit administration,

•	improving the Bank’s position on OREO and certain significant loans that are more than 90 days past due,

•	maintenance of an adequate allowance for loan losses,

•	maintenance of capital under current conditions and contingency funding under adverse scenarios,

•	improvement of operating results,

•	improvement of liquidity position management, and

•	improvement of interest rate management practices.
The Written Agreement would impose restrictions on renewals, extensions and restructurings of certain criticized credits by requiring prior review and approval of the Bank’s board of directors (or committee thereof). In addition, without the prior written consent of the FRBC and OFIR, Citizens and the Bank will be prohibited from:
•	paying dividends,

•	paying interest or principal on subordinated debentures or trust preferred securities,

•	transferring funds from the Bank to Citizens,

•	incurring, increasing or guaranteeing debt, and

•	purchasing or redeeming any shares of its stock.
Citizens and the Bank will be required to eliminate certain loss assets from their books within 10 days. Citizens is not aware of any loss assets that would have to be charged-off or collected to comply with this provision. Citizens and the Bank will also be required to revise the allowance for loan loss methodology to conform more closely to relevant supervisory guidance, and to comply with certain regulatory requirements with regard to changes in management or directors and payment of indemnification and severance amounts. The Written Agreement will impose requirements on Citizens and the Bank to report on the status of various items under the agreement, including if capital levels fall to levels below those set forth in the capital plan, and on the Bank annually to submit a plan for improving earnings. In addition, Citizens will be required to fully utilize its resources to serve as a source of strength for the Bank, but the Written Agreement does not contain any specific requirement for Citizens to raise additional capital at this time. The Written Agreement will remain in effect until terminated by the FRBC and OFIR.
The foregoing summary of the Written Agreement does not purport to be a complete description of all of the terms of the Written Agreement, and is qualified in its entirety by reference to a copy of the Written Agreement which will be filed as an exhibit to a report filed with the Securities and Exchange Commission when the agreement has been fully executed.
The Written Agreement will formalize steps that were in several cases already underway at Citizens and the Bank. Citizens and the Bank are committed to addressing and resolving the matters raised in the Written Agreement on a timely basis and maintaining the safety and soundness of the Bank.

Based on a written communication from the FRBC and OFIR that Citizens is permitted to make the interest payment due on August 1, 2010 on its 5.75% Subordinated Notes Due 2013, Citizens intends to make such interest payment notwithstanding the prohibition of interest payments on outstanding subordinated debentures contained in the Written Agreement.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits.

Exhibit 99.1	Press Release, dated July 22, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its: General Counsel and Secretary

Date: July 22, 2010
Index to Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release, dated July 22, 2010.